EXHIBIT 10.38

CONTRACT FOR PURCHASE AND SALE

Cyan/PDX,

Portland, Oregon

This CONTRACT FOR PURCHASE AND SALE (this “Contract”) is made and entered as of the Effective Date (defined below) by and between 4TH & HARRISON INVESTORS, LLC, an Oregon limited liability company (“Seller”), and BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership (“Buyer”).

For and in consideration of the mutual covenants and agreements contained in this Contract and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows.

1.             PURCHASE AND SALE.  Seller agrees to sell and convey to Buyer, and Buyer agrees to buy from Seller, the Property (defined below) for the consideration and upon and subject to the terms and conditions hereinafter set forth.  The “Property” means:

(a)           The land situated in Portland, Multnomah County, Oregon, more particularly described in Exhibit A to this Contract (the “Land”), together with (i) the improvements situated on the Land commonly known as Cyan/PDX and all other structures, fixtures, buildings and improvements situated on the Land (such buildings, structures, fixtures and improvements being herein called the “Improvements”), (ii) any and all rights, titles, powers, privileges, easements, licenses, rights-of-way and interests appurtenant to the Land and the Improvements, (iii) all rights, titles, powers, privileges, licenses, easements, rights-of-way and interests, if any, of Seller, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the streets, highways, roads, alleys, rights-of-way or sidewalks, open or proposed; in front of, above, over, under, through or adjoining the Land and in and to any strips or gores of real estate adjoining the Land, and (iv) all rights, titles, powers, privileges, interests, licenses, easements and rights-of-way appurtenant or incident to any of the foregoing;

(b)           All equipment, fixtures, appliances, inventory, computers, computer hardware, computer software, and other personal property of whatever kind or character owned by Seller and attached to or installed or located on or in the Land or the Improvements, including furniture, furnishings, drapes and floor coverings, office equipment and supplies, heating, lighting, refrigeration, plumbing, ventilating, incinerating, cooking, laundry, communication, electrical, dishwashing, and air conditioning equipment, disposals, window screens, storm windows, recreational equipment, pool equipment, patio furniture, sprinklers, hoses, tools and lawn equipment (collectively, the “Personal Property”);

(c)           All of Seller’s right, title and interest in and to all agreements, leases and other agreements which relate to or affect the Land, the Improvements, the Personal Property or the operation thereof, including tenant leases (collectively, the “Tenant Leases”) and all deposits (security, pet or otherwise) actually paid to or received by Seller in connection therewith (and not as of the Closing Date returned to or forfeited by tenants under Tenant Leases), service and maintenance contracts (collectively, the “Service Contracts”) and equipment leases (collectively, “Equipment Leases”); and

(d)           All of Seller’s right, title, and interest in and to (i) all assignable bonds, permits, licenses (including software licenses), approvals, utility rights, development rights and similar rights related to the Property, or any portion thereof, whether granted by governmental authorities or private persons, (ii) the trade name “Cyan/PDX”, the Internet domain name www.cyanpdx.com, a non-exclusive license in the “virtual concierge” as installed on such website and a non-exclusive license in the “virtual wallpaper” as installed on such website (the “Website”), (iii) all telephone numbers and exchanges serving the Property, or any portion thereof, (iv) all business and goodwill of Seller related to the Property, or any portion thereof, (v) all site plans, surveys, soil and substrata studies, (vi) the non-exclusive license to all architectural drawings, plans and specifications, engineering plans and studies and floor plans for all Improvements, landscape plans and other plans or studies of any kind that relate to the Property, or any portion thereof, (vii) all leasing materials and brochures, ledger cards, leasing records, leasing applications, tenant credit reports and maintenance and operating records related to the operation of Property, or any portion thereof, and (viii) all assignable warranties and guaranties (express or implied) issued in connection with, or arising out of (a) the purchase and repair of all furniture, fixtures, equipment, inventory, and other tangible personal property owned by Seller and attached to and located in or used in connection with the Property or (b) the construction of any of the improvements located on the Property, or any portion thereof (collectively, the “Intangibles”).

(e)           Exclusions.  The Property shall not include any of the items listed on Schedule 1(e), each of which shall be retained by Seller.

2.             PURCHASE PRICE.  The total purchase price for the Property (the “Purchase Price”) shall be $65,000,000 payable in cash at Closing (defined below).  Payment in cash shall mean by cashier’s check or certified check drawn on a national banking association acceptable to Seller or by wire transfer of immediately available federal funds (the foregoing types of funds are hereinafter referred to as “Immediately Available Funds”).

3.             EARNEST MONEY.  Not later than two business days after the Effective Date, Buyer shall deliver to Partners Title Company, 712 Main St., Suite 2000E, Houston, Texas 77002-3223, Attention: Jimmy Erwin, 713-238-9191 telephone, 713-238-9190 fax (jerwin@partnerstitle.com) (the “Title Company”), as escrow agent, $1,500,000 (by Immediately Available Funds) as earnest money (the “Earnest Money”), which funds shall be deposited and held by the Title Company in an interest bearing account.  If Buyer does not timely deliver the Earnest Money as provided in this Section 3, or if the Title Company is unable to immediately cash the check representing the Earnest Money and obtain the proceeds thereof, this Contract shall be null and void, and neither party shall have any right or obligation hereunder.  The Earnest Money shall be invested in an interest-bearing account at one or more federally insured national banking institutions, provided Buyer satisfies the Title Company’s requirements with respect thereto.  The term “Earnest Money” as used herein shall include the amount required to be initially deposited with the Title Company and any interest earned thereon.  In the event the transaction contemplated by this Contract is closed, at Buyer’s option, the Earnest Money will be either applied in payment of the Purchase Price to be paid at Closing or refunded to Buyer.  In the event the transaction is not closed, the Earnest Money shall be disbursed in accordance with the provisions of this Contract.  Notwithstanding any other provision of this Contract to the contrary, the Earnest Money shall be refundable to Buyer in all events until expiration of the Feasibility Period.  The provisions of this Contract regarding disposition of the Earnest Money following a termination of this Contract shall survive termination of this Contract.

4.             CLOSING.

(a)           Closing Date.  The closing of the sale of the Property to Buyer (the “Closing”) shall take place at the Title Company on December 15, 2009 (the “Closing Date”); provided, however, Buyer may elect to proceed with the Closing on an earlier Closing Date by delivering notice thereof to Seller not less than five business days before such earlier Closing Date.  The parties may attend the Closing by making their Closing deliveries into escrow with the Title Company pursuant to escrow instructions that do not conflict with the terms of this Contract.

(b)           Seller’s Closing Deliveries.  At the Closing, Seller shall deliver to Buyer the following:

(i)            a statutory special warranty deed duly executed and acknowledged by Seller, in the form attached as Exhibit B, subject only to the Permitted Exceptions (defined below) and any others approved by Buyer in writing;

(ii)           a Bill of Sale duly executed by Seller, in the form attached as Exhibit C;

(iii)          an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) duly executed by Seller, in the form attached as Exhibit D;

(iv)          an Assignment of Tenant Leases and Assumption (the “Assignment of Leases”) duly executed by Seller, in the form attached as Exhibit E;

(v)                                 a form of notice to all tenants of the Property (“Tenant Notice Letter”) duly executed by Seller, in the form attached as Exhibit F;

(vi)          Tenant estoppel certificates executed by each tenant leasing a portion of the Property for retail uses (each, a “Retail Tenant”) in the applicable form attached hereto as Exhibit H;

(vii)         an Owner Policy of Title Insurance on ALTA Form B-1970 (with such endorsements as Buyer may request, the “Owner’s Title Policy”), to be issued by the Title Company and Chicago Title Insurance Company (the “Underwriter”) in accordance with a marked-up and executed version of the Commitment (or an executed Pro Forma), in the full amount of the Purchase Price, insuring Buyer’s fee simple title to the Land and Improvements to be good and marketable subject only to Permitted Exceptions and others approved by Buyer in writing; provided, however:

(1)           the standard exceptions shall, to the extent permitted under applicable insurance regulations, be deleted;

(2)           the rights of parties in possession shall be limited only to the rights of tenants as tenants under written leases or in possession pursuant to the occupancy agreement listed on Schedule 4(b)(vii)(2) (“Additional Occupancy Agreements”), each as listed on the Closing Rent Roll (defined below); and

(3)           the Owner’s Title Policy shall not contain any Monetary Encumbrances (defined below).

(viii)        an Escrow Agreement (the “Escrow Agreement”) duly executed by Seller, in the form attached as Exhibit J;

(ix)          exclusive possession of the Property, subject only to the rights of parties claiming under the Tenant Leases, the Additional Occupancy Agreements and the Permitted Exceptions;

(x)                                 a non-foreign affidavit as permitted by Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

(xi)          evidence of its capacity and authority for the closing of this transaction;

(xii)         evidence reasonably satisfactory to Buyer that all units vacant seven or more days before the Closing Date are in rent-ready condition on the Closing Date, except for the Finish Work (defined below);

(xiii)        for any employee of Seller or Seller’s affiliates who is a tenant at the Property and who is not being retained by Buyer and who has not completely vacated his or her unit prior to the Closing Date, evidence reasonably satisfactory to Buyer that such employee has, on or before the Closing Date, executed a new lease for a term of not more than 60 days following the Closing Date at the rental rate existing under the current rent schedule for that type of unit;

(xiv)        a current update of the Initial Rent Roll (“Closing Rent Roll”), certified by Seller using the same certification as that made with respect to the Initial Rent Roll;

(xv)         affidavits, bonds, gap indemnities and other documentation duly executed and acknowledged by Seller in form and substance satisfactory and acceptable to Buyer, Seller and the Title Company and sufficient to permit the Title Company to issue the Owner’s Title Policy; and

(xvi)        such other documents as may be reasonably required to close this transaction, duly executed.

(c)           Buyer’s Closing Deliveries.  At the Closing, Buyer shall perform and deliver the following:

(i)            the Purchase Price in Immediately Available Funds (reduced by the amount, if any, of the Earnest Money applied for that purpose and by any other amounts to be credited to Buyer at the Closing pursuant to the provisions of this Contract);

(ii)           the Assignment and Assumption Agreement duly executed by Buyer;

(iii)          the Assignment of Leases duly executed by Buyer;

(iv)          the Tenant Notice Letter duly executed by Buyer;

(v)           the Escrow Agreement duly executed by Buyer;

(vi)          evidence of its capacity and authority for the closing of the transaction contemplated herein; and

(vii)         such other documents as may be reasonably required to close this transaction.

(d)           Closing Costs.  Seller shall pay: (i) the premium for the standard Owner’s Title Policy; (ii) any transfer, excise, document stamps, sales and similar taxes applicable to the transactions contemplated hereby; (iii) one-half (1/2) of any escrow fee; (iv) Seller’s attorneys’ fees; and (v) other expenses stipulated to be paid by Seller under other provisions of this Contract.  Buyer shall pay: (A) the premium for Owner’s extended coverage and any endorsements to the Owner’s Title Policy; (B) one-half (1/2) of any escrow fee; (C) Buyer’s attorneys’ fees; (D) recording fees (other than fees described in the preceding clause (ii)); (E) costs and expenses for the UCC searches; (F) costs and expenses for the updates to the Survey; and (G) other expenses stipulated to be paid by Buyer under other provisions of this Contract.

(e)           Additional Seller Deliveries.  Upon completion of the Closing, Seller shall deliver to Buyer all keys to the Improvements.  Seller shall also deliver the originals (or copies if Seller does not have originals) of all Tenant Leases and other tenant records in Seller’s possession or control such as applications, credit reports and correspondence.  Seller shall also deliver one set of any plans and specifications, surveys, engineering reports, environmental inspection/testing reports, soils testing reports, foundation reports, termite reports and other property (real, personal or mixed) in Seller’s possession or control relating to the design, construction, ownership, use, leasing maintenance, service or operation of the Property.  Delivery of the materials in this Section 4(e) may be accomplished by leaving such items in the business office at the Property.

(f)            Proration of Rents, Deposits, Assessments, and Taxes.  Assessments, current taxes, rents and maintenance fees will be prorated as of the Closing Date; provided, however, no prorations will be made for delinquent rents existing as of the Closing.  If ad valorem taxes for the year in which the sale is closed are not available on the Closing Date, proration of taxes will be made on the basis of taxes assessed in the previous year, with a subsequent cash adjustment of such proration to be made between Seller and Buyer, if necessary, when actual tax figures are available.  If any such charges, expenses, income, or other required prorations are unavailable at the precise Closing Date, then a readjustment of these items shall be made within 30 days after the Closing.  With respect to any delinquent rentals, Buyer will make a reasonable attempt (but shall not be obligated) to collect the same for Seller’s benefit after the Closing in the usual course of the operation of the Property and such collection, if any, will be remitted to Seller promptly upon receipt by Buyer.  Nothing contained herein shall operate to require Buyer to institute any lawsuit or other collection procedure to collect such delinquent rentals.  Seller agrees that it will not initiate any suit or proceeding to collect delinquent rents from a tenant so long as they remain a tenant of the Property.  Any sums received by Buyer from any tenants owing delinquent rentals will first be applied to the then-current portion of such tenant’s rent,  and then to costs incurred by Buyer in collecting the delinquent rents, and then (and only then) to delinquent rentals owed with respect to the period before Closing.  Seller shall pay all locator fees, commissions, and the like related to any Tenant in possession prior to Closing under the Tenant Leases executed prior to Closing.  Buyer shall further be entitled to a credit at Closing for all brokerage or leasing commissions or fees or other compensation due or payable subsequent to Closing, to any person, firm, corporation, or other entity with respect to any retail lease entered into prior to the Closing Date.  At the Closing, Seller will pay to Buyer in cash the amount of any security deposits, pet deposits, pet fees, and any other non-refundable fees and charges collected for the purpose of offsetting any expenses incurred by Seller in connection with such tenant’s occupancy, and any prepaid rentals actually paid to or received by Seller for periods subsequent to the Closing.  All charges, assessments, and taxes affecting the Property levied or assessed prior to the Closing Date shall be paid in full and prorated between the parties at Closing, even though the same may not yet be due and payable or may be payable in installments.  In making the prorations required by this Section 4 the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to Buyer.  The provisions of this Section 4(f) shall survive the Closing.

(g)           Proration of Utilities.  Utilities and other customarily prorated expenses, including without limitation water, sewer, gas, electricity, trash removal and fire protection service, and any Service Contracts to be transferred to and assumed by Buyer, to the extent paid for by Seller or required to be paid for by Seller for a period after Closing, will be prorated as of the Closing Date.  Other expenses relating to the Property up to the Closing Date and all periods prior thereto including those required by any Service Contracts and those incurred or ordered by Seller or Seller’s agents which are not to be transferred and assumed by Buyer, including without limitation insurance and administrative expenses, will be paid for by Seller and Buyer shall not be liable therefor.  Seller will not assign to Buyer, and Buyer will not be entitled to, any deposits held by any utility company or other company servicing the Property; but rather such deposits will be returned to Seller and Buyer will arrange and bear all responsibility to arrange with all utility companies to have accounts styled in Buyer’s name beginning on the Closing Date.  The provisions of this Section 4(g) shall survive the Closing.

(h)           Costs in Retail Leases.  Seller shall be obligated to pay all leasing commissions, tenant improvement costs, tenant allowances, lease buyout costs, moving costs and other expenditures (“Existing Tenant Costs”) that are payable in connection with a Retail Lease or an amendment to a Retail Lease entered into before the Closing Date.  Notwithstanding any provision of this Section 4(h) to the contrary, Buyer shall be solely responsible for any Existing Tenant Costs or other expenditures due with respect to any unexercised renewal or expansion of any Retail Tenant pursuant to Retail Leases existing as of the Effective Date, but only to the extent such Existing Tenant Costs are disclosed in the Retail Leases identified in the Initial Rent Roll and furnished to Buyer.  The provisions of this Section 4(h) shall survive the Closing.

(i)            Pre-Closing Operations.  For a period of at least 72 hours before the Closing, Seller shall discontinue data entry operations in the on-site computer system for the Property, including making deposits of rental income.  Seller acknowledges that such discontinuance is intended to afford Seller and Buyer an opportunity to coordinate the transition of the Property in anticipation of Closing and to complete work on prorations as set forth in this Contract.  Seller shall, as soon as practicable after discontinuing such data entry (with Seller endeavoring to do the same within two hours of such discontinuance), forward to Buyer or its designee final reports to facilitate transition planning and compilation of prorations.

5.             FEASIBILITY STUDY, INSPECTION, AND SERVICE CONTRACTS.

(a)           Feasibility Study.  Buyer is granted the right to conduct engineering and/or market and economic feasibility studies of the Property and a physical inspection of the Property, including studies or inspections to determine the existence of any environmental hazards or conditions (collectively, the “Feasibility Study”) during the period (the “Feasibility Period”) commencing on the Effective Date and ending at 5:00 p.m., prevailing Pacific Time, on November 24, 2009.  With Seller’s permission, after Seller has received advance notice sufficient to permit it to schedule in an orderly manner Buyer’s examination of the Property and to provide at least 24-hours’ advance written notice to any affected tenants, Buyer or its designated agents may enter upon the Property during normal business hours for purposes of analysis or other tests and inspections which may be deemed necessary by Buyer for the Feasibility Study.  Buyer must be accompanied by Seller’s manager for the Property or another designated representative of Seller or have received Seller’s written permission prior to entering upon the Property in connection with Buyer’s Feasibility Study; provided, however, Buyer may not enter into any space leased by any tenant without being accompanied by Seller’s manager for the Property or another designated representative of Seller.  Seller agrees to make its manager or other representative reasonably available during normal business hours.  Buyer will not alter the physical condition of the Property without notifying Seller of its requested tests, and obtaining the written consent of Seller to any physical alteration of the Property.  Buyer will utilize commercially reasonable diligence to conduct or cause to be conducted all inspections and tests in a manner and at times which will not unreasonably interfere with any tenant’s use and occupancy of the Property.  If Buyer determines, in its sole judgment, that the Property is not suitable for any reason for Buyer’s intended use or purpose, or is not in satisfactory condition, then Buyer may terminate this Contract by written notice to Seller prior to expiration of the Feasibility Period, in which case the Earnest Money (less any cancellation fee payable to the Title Company or Underwriter) will be returned to Buyer, and neither party shall have any further right or obligation hereunder other than as set forth herein with respect to rights or obligations which survive termination.  If this Contract is not terminated pursuant to this Section 5(a), then Buyer or its designated agents may enter upon the Property after expiration of the Feasibility Period from time to time during normal business hours and upon advance notice to Seller (which notice may be oral) for the purpose of inspecting the common areas; provided, however, Buyer may not enter into any space leased by any tenant without Seller’s consent and without being accompanied by Seller’s manager for the Property or another designated representative of Seller.  If this Contract is not terminated pursuant to this Section 5(a), Buyer’s right to terminate this Contract pursuant to this Section 5(a) and any and all objections with respect to the Feasibility Study will be deemed to have been waived by Buyer for all purposes.

(b)           Restoration of Property.  Buyer will promptly restore the Property to its original condition if damaged or changed due to the tests and inspections performed by Buyer, free of any mechanic’s or materialman’s liens or other encumbrances arising out of any of the inspections or tests.

(c)           Indemnity and Insurance.  Buyer shall indemnify and hold Seller harmless from all claims, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) caused by Buyer or Buyer’s Feasibility Representatives (defined below) during the Feasibility Study; provided, however, neither Buyer nor any of Buyer’s Feasibility Representatives shall be liable for, and Buyer shall not indemnify Seller with respect to, any pre-existing condition, fact, matter, item, or substance discovered, uncovered, located, identified, or disturbed as a result of Buyer’s or Buyer’s Feasibility Representatives’ entry to the extent such condition, fact, matter, item, or substance is not exacerbated by Buyer or Buyer’s Feasibility Representatives.  Buyer shall procure and continue in force from and after the date Buyer and Buyer’s Feasibility Representatives first enter the Property, and continuing throughout the term of this Contract, liability insurance of not less than $1,000,000.  Buyer anticipates causing its independent contractors, agents, consultants and other representatives conducting the Feasibility Study (collectively, “Buyer’s Feasibility Representatives”) to procure and maintain during the term of this Contract liability insurance of not less than $1,000,000 and to cause Buyer’s Feasibility Representatives to indemnify and hold Buyer harmless from claims, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) for and from which Buyer is obligated to indemnify and hold Seller harmless in this Section 5(c).  If

(i) Buyer is obligated to indemnify and hold Seller harmless in this Section 5(c) and (ii) Seller receives the benefit of any indemnification and hold harmless from Buyer’s Feasibility Representatives (by way of an assignment from Buyer to Seller or otherwise), Buyer shall not be obligated to indemnify and hold Seller harmless in this Section 5(c) to the extent of such benefit received by Seller.

(d)           Confidential Information.  Buyer shall treat as confidential all information and materials furnished or made available by Seller to Buyer in accordance with this Contract or obtained by Buyer in the course of its investigation and Feasibility Study (collectively, “Confidential Information”).  Buyer will not divulge and will use its commercially reasonable diligence to prevent Buyer’s Representatives (defined below) from divulging such information except as required by law or as reasonably necessary to third parties engaged by Buyer for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction, including Buyer’s agents, attorneys, representatives, consultants, prospective lenders, current and prospective investors and their advisors, current and prospective financial partners, and engineers in this transaction (collectively “Buyer’s Representatives”).  If Buyer elects to purchase the Property, then Buyer and Buyer’s Representatives may disclose such confidential information after the Closing.  Notwithstanding anything to the contrary in this Section 5(d) or in any other agreement to which a party hereto is bound, the Confidential Information shall exclude, and Buyer may disclose, any information or documentation that (i) is readily ascertainable by the general public, (ii) was known to Buyer prior to the execution of this Contract other than information provided by or on behalf of Seller, (iii) is deemed advisable by Buyer to disclose to its officers, directors, members, managers, employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers and others who need to know such information or review such documentation for the purpose of assisting Buyer in connection with the transaction contemplated by this Contract so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially, (iv) is required to be disclosed by applicable law, or (v) is deemed advisable by Buyer or its counsel to be disclosed in connection with financial reporting, securities disclosures or other legal, tax or financial requirements or guidelines applicable to Buyer or any affiliate thereof, including any disclosures to the Securities and Exchange Commission.  The provisions of this Section 5(d) shall survive Closing or termination of this Contract.

(e)           Service Contracts.  During the Feasibility Period, Buyer shall have the right to review all Service Contracts and Additional Occupancy Agreements.  Buyer may notify Seller prior to the expiration of the Feasibility Period of any Service Contracts or Additional Occupancy Agreements that Buyer, in its discretion, approves.  All Service Contracts and Additional Occupancy Agreements (other than the Non-Terminable Contracts) that Buyer does not so approve shall be deemed disapproved, and Seller shall, at Seller’s expense, terminate such disapproved Service Contracts effective not later than the Closing Date.  In all events, the property management agreement in effect with respect to the Property, along with any Service Contract that is not delivered to Buyer, shall be deemed to be disapproved by Buyer, and Seller shall, at Seller’s expense, terminate such property management agreement and undelivered Service Contracts effective not later than the Closing Date.  Notwithstanding the foregoing, Buyer shall be deemed to have approved and shall have no right to reject those Service Contracts and Additional Occupancy Agreements (“Non-Terminable Contracts”) that, by their terms, cannot be terminated by Seller without the payment of a penalty, termination fee, or other charge that is greater than one month’s payment for services under such Service Contract.  The Non-Terminable Contracts are listed on Schedule 5(e).

6.             TITLE REVIEW AND APPROVAL.

(a)                                 Seller shall request that the Title Company and Underwriter, as applicable, deliver to Buyer within five days after the Effective Date (i) a Commitment for Title Insurance with copies of all recorded instruments affecting the Property and recited as exceptions in such Commitment for Title Insurance (collectively, the “Commitment”), (ii) reports of searches made of the Uniform Commercial Code records of the county in which the Property is located, the Secretary of State of the state in which the Property is located, and the Secretary of State of the state in which Seller is organized (collectively, “UCC Reports”) setting forth the state of title to the Personal Property, and (iii) a current survey (or an update of an existing survey) (the “Survey”) of the Property made on the ground by a registered professional land surveyor that conforms to the current requirements of an ALTA/ACSM Land Title Surveys as adopted by the American Land Title Association and American Congress on Surveying and Mapping.  The Survey shall be certified to Buyer using the form of certificate attached as Exhibit G.

(b)                                If Buyer has an objection to items disclosed in the Commitment, UCC Reports, or Survey, Buyer will have ten days after receipt of the Commitment, UCC Reports, and Survey (whichever is last received) (the “Title Review Period”) to give Seller written notice of its objections.  If Buyer gives timely written notice of its objections, Seller shall have the opportunity, but not an obligation, for five days (the “Cure Period”) following delivery of Buyer’s notice, if any, to cure the same.  During the Cure Period, Seller shall respond in writing to Buyer’s objections and shall utilize reasonable diligence to cure any errors in the Commitment, but Seller shall have no obligation to expend any money, to incur any contractual or other obligations, or to institute any litigation in pursuing such efforts.  If any objection is not satisfied within such time period, Buyer will elect within five days of the expiration of the Cure Period, as its sole and exclusive remedy, to either (i) terminate this Contract, in which case the Earnest Money will be refunded to Buyer, and neither party shall have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations which survive termination, or (ii) waive the unsatisfied objection (which will thereupon become a Permitted Exception).  Any exception to title not objected to by Buyer in the manner and within the time period specified in this Section 6 will be deemed accepted by Buyer.  The phrase “Permitted Exceptions” shall mean those exceptions to title set forth in the Commitment or Survey and which have been accepted or deemed accepted by Buyer.  Notwithstanding the foregoing, in all events and regardless of whether Buyer objects to such exceptions, on or before the Closing, Seller shall: (A) discharge any voluntary lien created by Seller that is secured by any portion of the Property; (B) discharge any lien for delinquent ad valorem taxes; (C) discharge any mortgage or deed of trust encumbering the Property; (D) discharge or bond around any mechanics’ liens; and (E) discharge all security interests reflected in the UCC Reports (collectively, “Monetary Encumbrances”).

(c)                                 After the Effective Date, Seller will not intentionally or deliberately place on the Property any lien, encumbrance or other exception other than the Permitted Exceptions.

7.             SUBMISSION MATTERS AND ADDITIONAL MATTERS.

(a)                                 Submission Matters.  Seller shall deliver to Buyer within five days after the Effective Date, copies of the following (the “Submission Matters”):

(i)                                  a standard form of Tenant Lease used with respect to the Property;

(ii)                               all Tenant Leases with Retail Tenants (“Retail Leases”);

(iii)                            all Service Contracts relating to the ownership and operation of the Property;

(iv)          a list of the Personal Property;

(v)           all licenses and permits with respect to the ownership and operation of the Property, including building permits and certificates of occupancy;

(vi)          the most current real estate and personal property tax statements with respect to the Property;

(vii)         to the extent (and only to the extent) that such items are available and in Seller’s actual possession or in the actual possession of Seller’s management company, all warranties and guaranties relating to the Property, or any part thereof, or to the Personal Property;

(viii)        a rent roll as of a date not more than 30 days prior to the Effective Date (“Initial Rent Roll”) prepared by the management company managing the Property showing, at a minimum, the following information: (a) unit number, (b) tenant name, (c) rental rate, (d) expiration date of the Tenant Lease, (e) amount of deposits, and (f) move-in date;

(ix)          operating reports since completion of construction and occupancy of the Property prepared by the management company managing the Property, showing all items of income and expense and all deposits;

(x)           to the extent (and only to the extent) that such items are available and in Seller’s actual possession or in the actual possession of Seller’s management company, all environmental, engineering, and soils reports;

(xi)          to the extent (and only to the extent) that such items are available and in Seller’s actual possession or in the actual possession of Seller’s management company, non-privileged correspondence and pleadings in pending lawsuits affecting the Property, if any;

(xii)         a list of repairs done to the Property after final completion of construction within the last 12 months having a cost of more than $5,000;

(xiii)        to the extent (and only to the extent) that such items are available and in Seller’s actual possession or in the actual possession of Seller’s management company, all documentation regarding any roof, foundation, or pest control (including termite) work performed on the Property and the bonds and/or warranties of such work;

(xiv)        a schedule of all insurance claims after final completion of construction that relate to the Property, including crime and casualty claims;

(xv)                           all orders of any governmental agencies received after final completion of construction affecting the Property;

(xvi)                        a description of all pending and threatened litigation, if any, affecting the Property;

(xvii)                     any written notices received by Seller after final completion of construction either (i) claiming violation of any applicable law or restrictive covenant affecting any portion of the Land, Improvements or Personal Property, or (ii) requiring or calling attention to the need for any work, repairs, construction, alterations or installation in connection with the Land and Improvements which is required in order to comply with any law or restrictive covenant; and

(xviii)      to the extent (and only to the extent) that such items are available and in Seller’s actual possession or in the actual possession of Seller’s management company, copies of any zoning information relating to the Property.

(b)                                 Additional Submission Matters.  In addition, Seller will cause to be made available to Buyer for inspection at the Property or at Seller’s principal place of business the following (the “Additional Submission Matters”), to the extent (and only to the extent) that such items are available and in Seller’s actual possession or in the actual possession of Seller’s management company:

(i)                                    copies of all construction change orders and copies of all architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans or studies of any kind that relate to the Property in the possession of or under the control of Seller;

(ii)                                a copy of the current casualty insurance and business interruption or loss of rent insurance policies, showing conditions, coverage and deductible amounts;

(iii)                             12 most recent utility bills relating to the Property;

(iv)                              all Tenant Leases; and

(v)                                 delinquency logs, tenant complaint logs, repair/maintenance logs and records.

8.                                       BROKERS’ FEE.  Buyer and Seller represent and warrant to each other that no real estate commissions, finders’ fees, or brokers’ fees have been or will be incurred in connection with the sale of the Property by Seller to Buyer other than (i) a commission payable by Buyer to Real Estate Investment Group (George Diamond) (“Buyer’s Broker”) pursuant to a separate written agreement between Buyer and Buyer’s Broker (provided, however, Seller shall pay $50,000 of the commission payable to Buyer’s Broker), and (ii) any commission payable by Seller to NAI Norris, Beggs & Simpson  (“Seller’s Broker”) pursuant to a separate written agreement between Seller and Seller’s Broker.  Buyer and Seller will indemnify, defend and hold each other harmless from any claim, liability, obligation, cost or expense (including attorneys’ fees and expenses) for fees or commissions relating to Buyer’s purchase of the Property asserted against either party by any broker or other person (other than the Broker) claiming by, through or under the indemnifying party or whose claim is based on the indemnifying party’s acts.  The provisions of this Section 8 shall survive the Closing or any termination of this Contract.

9.                                       LIMITATION OF SELLER’S REPRESENTATIONS AND WARRANTIES.  EXCEPT AS OTHERWISE SPECIFICALLY STATED IN SECTION 11OF THIS CONTRACT OR IN ANY DOCUMENTS DELIVERED AT CLOSING, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING (i) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING THE WATER, SOIL AND GEOLOGY, AND THE SUITABILITY THEREOF AND OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY ELECT TO CONDUCT THEREON, AND THE EXISTENCE OF ANY ENVIRONMENTAL HAZARDS OR CONDITIONS THEREON (INCLUDING THE PRESENCE OF ASBESTOS) OR COMPLIANCE WITH ANY OR ALL APPLICABLE LAWS.  BUYER ACKNOWLEDGES THAT IT WILL INSPECT THE PROPERTY AND BUYER WILL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, EXCEPT AS SET FORTH IN SECTION 11 OF THIS CONTRACT OR IN ANY DOCUMENTS DELIVERED AT CLOSING.  THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS,” “WHERE IS” BASIS AND “WITH ALL FAULTS,” AND BUYER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, EXCEPT AS OTHERWISE SPECIFIED IN SECTION 11 OF THIS CONTRACT OR IN ANY DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, TENANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT OF THE PROPERTY.

10.                                 DEFAULT.

(a)                                  Default by Buyer. Unless otherwise provided for herein, if the transaction contemplated hereby is not consummated by reason of Buyer’s breach or other failure to timely perform all obligations and conditions to be performed by Buyer, then Seller may, as its sole and exclusive remedy (whether at law or in equity), terminate this Contract and receive the Earnest Money as liquidated damages; Buyer and Seller hereby agree that actual damages would be difficult or impossible to ascertain and such amount is a reasonable estimate of the damages for such breach or failure.  Upon such payment of the Earnest Money, this Contract shall terminate and neither party shall have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations which survive termination.  All other remedies are expressly waived by Seller.

(b)                                 Default by Seller.  If the transaction contemplated hereby is not consummated by reason of Seller’s breach or other failure to timely perform all obligations and conditions to be performed by Seller, then Buyer may, as its sole and exclusive remedy (whether at law or in equity), either (i) terminate this Contract and receive the Earnest Money, whereupon Seller shall reimburse to Buyer for all out-of-pocket expenses (including attorney’s fees, engineering fees, consultant’s fees, environmental fees, and other costs incurred in connection with the potential acquisition of the Property, the inspection and review of the Property and the negotiation of this Contract) up to a maximum of $100,000 (provided Buyer provides evidence of such costs to Seller), and neither party shall have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations which survive termination, or (ii) enforce specific performance of Seller’s obligations hereunder; provided, however, if specific performance is not an available remedy, then Buyer may exercise its remedy in the preceding clause (i), whereupon Seller shall reimburse Buyer’s out-of-pocket expenses and other costs as provided in, and subject to the cap in, such clause.  All other remedies are expressly waived by Buyer.

(c)                                  Cure Period for Other Defaults.  Subject to Sections 10(a) and 10(b), if either party is in default under this Contract, then the non-defaulting party may not take any remedy expressly granted to it under this Contract unless and until (i) such non-defaulting party delivers notice of the alleged default, in reasonable detail, to the defaulting party, and (ii) the alleged default remains uncured at 5:00 p.m., prevailing Pacific Time, on the third business day following delivery of the default notice.  If this Contract does not expressly provide for a remedy with respect to a particular default under this Contract, then the non-defaulting party’s sole and exclusive remedy shall be as follows: (i) in the case of a default by Buyer after the expiration of the Feasibility Period, Seller may terminate this Contract and receive the Earnest Money as liquidated damages; and (ii) in the case of a default by Seller, Buyer may terminate this Contract and receive the Earnest Money, whereupon Seller shall reimburse to Buyer for all out-of-pocket expenses (including attorney’s fees, engineering fees, consultant’s fees, environmental fees, and other costs incurred in connection with the potential acquisition of the Property, the inspection and review of the Property and the negotiation of this Contract) up to a maximum of $100,000 (provided Buyer provides evidence of such costs to Seller); after which, in either such case, neither party shall have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations which survive termination.  The notice and cure provisions of this Section 10(c) do not apply to a failure by Buyer to deliver the Earnest Money or the Purchase Price within the times required by this Contract.

11.                                 REPRESENTATIONS AND WARRANTIES OF SELLER.

(a)                                  Seller hereby represents and warrants to Buyer, which representations and warranties will be deemed made by Seller to Buyer as of the Effective Date and also as of the Closing Date, that the facts recited below are true and correct.  No examination or investigation of the Property (or any portion thereof), the Submission Matters, or the Additional Submission Matters by or on behalf of Buyer shall in any way modify, affect, or diminish the representations and warranties of Seller contained herein.  The representations and warranties contained in this Contract shall survive the Closing for a period of 12 months.

(i)                                    There are no parties in possession of any portion of the Property except Seller and tenants under Tenant Leases, except for parties in possession pursuant to Additional  Occupancy Agreements.

(ii)                                Seller has the requisite power and authority to sell and convey the Property as provided in this Contract and to carry out Seller’s obligations hereunder, and that all requisite action necessary to authorize Seller to enter into this Contract and to carry out Seller’s obligations hereunder has been, or on the Closing Date will have been, taken.

(iii)                              Since completion of construction of the Improvements, except as disclosed in the Submission Matters and Additional Submission Matters, Seller has received no written notice either (i) claiming violation of any applicable law or restrictive covenant affecting any portion of the Land, Improvements or Personal Property, or (ii) requiring or calling attention to the need for any work, repairs, construction, alterations or installation in connection with the Land and Improvements which is required in order to comply with any law or restrictive covenant.  Seller’s marketing signage at the Property does not comply with applicable sign ordinances.  Seller will provide to Buyer copies of any notices of such violations it may receive following the Effective Date of this Contract.

(iv)                             There is no action, suit, proceeding or claim affecting Seller or the Land, Improvements or Personal Property or any portion thereof relating to or arising out of the ownership, operation, use or occupancy of the Property threatened, pending, or being prosecuted in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(v)                                Seller has not claimed the benefit of laws permitting a special use valuation for the purposes of payment of ad valorem taxes on the Property, other than an exemption during construction under ORS 307.330 through the 2009/2010 tax year.

(vi)                             To Seller’s Knowledge, except as disclosed in the Existing Environmental Reports (defined below), no portion of the Property has ever been used as a landfill or as a dump to receive garbage, refuse, waste, or fill material whether or not hazardous, and there are and have been no Hazardous Substances (defined below) located upon, stored, handled, installed or disposed in, on or about the Property or any other location within the vicinity of the Property in amounts or quantities which would constitute a violation of the Applicable Environmental Laws (defined below).  As used in this Contract, the term “Hazardous Substances” means any materials, waste, contaminates, pollutants, or other substances which are toxic, dangerous, radioactive, disease causing, carcinogenic, infectious, caustic, or contain petroleum products or by-products, asbestos, heavy metals, or which are defined as toxic, dangerous to health or otherwise hazardous by reference to the following sources as amended from time to time: (i) the Resource Conservation and Recovery Act of 1976, 42 USC §1801, et. seq.; (ii) the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 USC §9601 et. seq.; (iii) any applicable laws issued or promulgated under or pursuant to any of those laws or otherwise by any department, agency or other administrative, regulatory or judicial body; or (iv) any applicable laws related to environmental matters (items (i) through (iv) being referred to herein as the “Applicable Environmental Laws”).  Seller agrees to indemnify and hold Buyer harmless from and against any and all costs, liabilities, expenses and damages, including attorneys’ fees, fines, costs of clean-up or remediation and penalties, whether arising from statutory, strict liability, negligence or equity claims, but not to the extent resulting from the negligence or willful misconduct of Buyer or its agents or employees, resulting from a breach of this warranty which shall last indefinitely to the extent, and only to the extent, that such breach was in existence at or prior to Closing.  As used in this Contract, the term “Existing Environmental Reports” means the following:

•      Asbestos Abatement Air Clearance Results dated October 8, 2007;

•      Asbestos Memorandum for ACM Sampling dated May 24, 2007;

•      Asbestos Memorandum for Remaining Asbestos Materials dated August 21, 2007;

•      Asbestos Memorandum for Additional Asbestos Materials August 28, 2007;

•      DEQ, Air Clearance & Waste Report dated January 2, 2008;

•      Geotechnical Engineering Report dated July 21, 2006;

•      Geotechnical Addendum #1 (Correcting Figures 6 & 7) dated August 4, 2006;

•      Geotechnical Addendum #2 (Tieback Shoring) dated April 26, 2007;

•      Geotechnical Addendum #3 (Revised Lateral Shoring) dated May 17, 2007;

•      Geotechnical Addendum #4 (Mat Foundation) dated July 17, 2007;

•      Geotechnical Memorandum (Mat Foundation & Stone Columns) dated May 23, 2007;

•      Geotechnical Memorandum (Basement & Groundwater Control) dated September 27, 2007;

•      Geotechnical Memorandum (Additional Stone Columns) dated November 9, 2007;

•      Geotechnical Memorandum (Infiltration Testing) dated August 21, 2006;

•      Phase I Environmental, Limited Asbestos & Lead Based Paint Survey dated May 2, 2006; and,

•      Phase II Environmental Site Assessment May 23, 2006.

(vii)                          All information set forth in the Initial Rent Roll is true, correct, and complete in all material respects and, as of the Closing Date all information set forth in the Closing Rent Roll will be true, correct, and complete in all material respects as of the date of such Closing Rent Roll.  All Tenant Leases referenced in the Initial Rent Roll are, as of the date of this Contract, the only leases entered into by Seller currently affecting the Property (other than the Additional Occupancy Agreements) and, except as otherwise provided to the contrary in the Initial Rent Roll, all such Tenant Leases are in full force and effect and any tenant allowances required to be paid by Seller prior to Closing under the provisions of the Tenant Leases have been paid in full.  At the Closing, all Tenant Leases referenced in the Closing Rent Roll shall be the only leases (other than the Additional Occupancy Agreements) entered into by Seller then currently affecting the Property and, except as otherwise provided in the Closing Rent Roll, all such Tenant Leases shall be in full force and effect as of Closing.

(viii)                       To Seller’s Knowledge, the Submission Matters and Additional Submission Matters prepared by Seller are true and correct in all material respects and fairly and accurately describe the matters to which they relate.  Notwithstanding the foregoing, all items provided to Buyer by third parties or prepared by parties other than Seller are not represented or warranted as to their accuracy by Seller.

(ix)                               The Initial Rent Roll and the operating reports delivered with the Submission Matters are those which Seller customarily relies upon in the ordinary course of its business.

(b)                                 As used in this Contract, “Seller’s Knowledge” means the current actual knowledge of, the Kelly T. Saito, a principal of Seller, and Damin Tarlow, Manager of the property manager for the Property (each, a “Seller Representative”) without regard to the knowledge of any former or other employees, agents or contractors of Seller. The Seller Representatives shall not have any personal liability whatsoever for the representations made herein or for any other matters relating to this Contract.

12.                                 CONDITIONS TO BUYER’S OBLIGATIONS.  If any of the following conditions precedent to Buyer’s obligations under this Contract is not satisfied, then Buyer may, at its option, waive such condition, or, as Buyer’s sole and exclusive remedy, terminate this Contract by notice in writing to Seller and receive back the Earnest Money.  The following shall be conditions precedent to Buyer’s obligations hereunder:

(a)                                  Seller shall have complied with all covenants of Seller set forth herein;

(b)                                 All representations and warranties of Seller shall be true and correct, in all material respects, as of the Closing Date;

(c)                                  On or before the expiration of the Feasibility Period, Seller shall have delivered to Buyer the Tenant Estoppels for all Retail Leases.

(d)                                 On the Closing Date, there shall be no third party litigation pending or threatened, seeking  to enjoin the consummation of the sale and purchase hereunder,  to recover title to the Property, or any part thereof or any interest therein, to increase substantially ad valorem taxes theretofore or thereafter assessed against the Land and Improvements or  to enjoin the violation of any law, rule, regulation, restrictive covenant or zoning ordinance that may be applicable to the Land, Improvements, or Personal Property; and

(e)                                  (i) There must not have been any material adverse change in the environmental condition of the Property after expiration of the Feasibility Period, (ii) there must not have been any material adverse change in the matters reflected in the Commitment, the UCC Reports, or the Survey after the expiration of the Title Review Period, and (iii) there must not be any encumbrance or title defect affecting the Property, or any portion thereof, other than those described in the Commitment, the UCC Reports or the Survey, or previously approved by Buyer.

13.                                 COVENANTS OF SELLER.

(a)                                  Continued Operations.  Except as otherwise provided in Section 4(i), from the Effective Date until Closing, Seller will (i) maintain and operate the Property in its current state and condition in accordance with Seller’s customary manner, reasonable wear and tear and damage from casualty excepted, (ii) continue all insurance policies relative to the Property in full force and effect, (iii) not remove any item of Personal Property from the Land or Improvements unless replaced by a comparable item of Personal Property, (iv) maintain all permits, licenses and occupancy certificates, including all development, building and use permits and certificates of occupancy, (v) perform, when due, all material obligations under any and all agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules, and regulations, (vi) promptly notify Buyer of any fact of which Seller becomes aware which would cause any representations or warranties contained in this Contract to become false, and (vii) promptly forward to Buyer any notices of code violations Seller receives.

(b)                                 Rent Ready Condition.  If any apartment unit is vacated seven days or more prior to Closing, then, prior to Closing, Seller shall use commercially reasonable diligence to return such unit to rentable condition in accordance with Seller’s customary cleaning, painting, and repair standards for vacant units (the condition of such an apartment unit after cleaning is referred to herein as a “Rent Ready Condition”).  To the extent any such units are not in a Rent Ready Condition, the Purchase Price shall be credited in an amount equal to $500 for each unit that is not in a Rent Ready Condition.  Notwithstanding the foregoing, no adjustment shall be due for any unit because of the incomplete Finish Work.

(c)                                  Lease Guidelines.  From the Effective Date through Closing, Seller shall conduct its leasing activities in the normal course of business; provided, however, that after the Effective Date (i) Seller shall not enter into any new leases with corporate apartment providers without Buyer’s prior written approval, and (ii) Seller shall not enter into any new leases for retail uses without Buyer’s prior written approval.  All new Tenant Leases shall be on the form of lease currently used by Seller or such other form as may be approved by Buyer in its reasonable discretion.  All new leases shall be entered into in conformity with the lease guidelines (“Lease Guidelines”) attached hereto as Exhibit I, including lease term, rental rates and leasing concessions, or as otherwise approved by Buyer in its reasonable discretion.  Seller will not grant any move-in incentive to tenants greater those provided in the Lease Guidelines.

(d)                                 Website.  Seller shall maintain the Website and related material though the Closing, except that upon Closing, Seller may remove all references to Seller as owner and to the property management company, as well as any internet lease concessions and Seller’s intellectual property described in Schedule 1(e).  Seller shall maintain the hosting of the Website at its current web-hosting location for 30 days after Closing, after which Buyer shall be responsible for arranging for its own hosting of the Website.  The provisions of this Section 13(d) shall survive the Closing.

(e)                                  Completion of Finish Work.  As of the Effective Date, the following finish work remains to be completed in the Property (collectively, the “Finish Work”):  (i) appliance punch list items consisting of replacement of knobs, accessories, and final adjustments in approximately 14 units; and (ii) installation of window shades in approximately 84 units; and (iii) installation of sliding room dividers in approximately 50 units; and (iv) completion of Tenant Improvements for retail tenant “Natural Mart.”  Seller shall complete all of the Finish Work, at Seller’s sole cost and expense, on or before January 15, 2010.  Seller anticipates that the cost to complete the Finish Work is $242,000 (the “Finish Work Amount”).  At Closing, 110% of the Finish Work Amount shall be withheld from the Purchase Price paid by Buyer and shall be held in escrow by the Title Company pursuant to the provisions of the Escrow Agreement.  Upon completion of the Finish Work, as reasonably determined by Seller and Buyer, on a lien-free basis, Buyer shall instruct the Title Company to release the escrowed funds to Seller.  If Seller does not complete the Finish Work by January 15, 2010, then Buyer may elect to complete the Finish Work, in which event Seller shall instruct the Title Company to release to Buyer the portion of escrowed funds required to reimburse Buyer’s actual costs and expenses in completing the Finish Work, and the balance of the escrowed funds shall be released to Seller.  Seller shall be responsible of any costs and expenses of Buyer actually incurred in completing the Finish Work that are in excess of the amount of the escrowed funds released to Buyer.  The provisions of this Section 13(e) shall survive the Closing.

14.                                 CONDEMNATION.  Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property, or any portion thereof, or any other proceedings arising out of injury or damage to the Property, or any portion thereof, Seller will notify Buyer of the pendency of such proceedings.  If any condemnation proceedings affecting the Property, or any portion thereof, are commenced or threatened prior to Closing, then Buyer may, at its option, (i) terminate this Contract whereupon the Earnest Money shall be refunded to Buyer, and neither party shall have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive its objections.

15.                                 DAMAGE TO PROPERTY.  Seller agrees to give Buyer prompt notice of any fire or other casualty affecting the Land, the Improvements or the Personal Property between the Effective Date and the Closing.  Buyer or its designated agents may enter upon the Property from time to time during normal business hours and upon advance notice to Seller in accordance with this Contract for the purpose of inspecting any such casualty.

(a)                                  If, prior to the Closing, the Property is damaged by a fire or other casualty that would cost $200,000 or more to repair, then in such event, Buyer may, at its option, elect to terminate this Contract by written notice to Seller within 20 days after the date of Sellers’ notice to Buyer of the casualty or at the Closing, whichever is earlier, in which case the Earnest Money will be refunded to Buyer, and neither party will have any further rights or obligations hereunder, other than as set forth herein with respect to rights and obligations which survive termination.  If neither Buyer nor Seller timely makes its election to terminate this Contract, then the Closing will take place as provided herein without reduction of the Purchase Price, and there will be assigned to Buyer at the Closing all interest of Seller in and to any casualty insurance proceeds received or to be received by reason of such damage or destruction and shall tender at Closing the deductible amounts under Seller’s insurance policies (including business interruption and rental loss insurance of Seller that would be applicable to the period after the Closing).

(b)                                 If, prior to the Closing, the Property is damaged by a fire or other casualty that would cost less than $200,000 to repair, and if: (i) the insurance carrier affirms and acknowledges its liability for such damage, (ii) the insurance proceeds are sufficient (when added to the deductible amount under such policy) to pay the full cost of repairing such damage or destruction, and (iii) Seller tenders at Closing the full amount of the deductible portion of such insurance loss (including business interruption and rental loss insurance of Seller that would be applicable to the period after the Closing), then in such event this Contract shall not terminate, and, at Closing, Seller shall assign and transfer to Buyer all of its right, title, and interest in and to such insurance proceeds and deductible amounts.  If the insurance proceeds are insufficient (when added to the deductible amount under such policies) to pay the full cost of repairing such damage or destruction, and if Seller tenders the difference at Closing, then this Contract shall not terminate, and, at Closing, Seller shall assign and transfer to Buyer all such insurance proceeds and the deductible amount.  If Seller does not tender the difference at Closing, then Buyer may, at its option, elect to terminate this Contract by written notice to Seller, in which case the Earnest Money will be refunded to Buyer, and neither party will have any further rights or obligations hereunder, other than as set forth herein with respect to rights and obligations which survive termination.

(c)                                  If and to the extent that Seller is required in this Section 15 to assign and transfer to Buyer all of Seller’s right, title, and interest in and to insurance proceeds and deductible amounts, (i) Seller shall use commercially reasonable efforts to cause its insurance carriers pay any unpaid insurance proceeds (including business interruption and rental loss insurance of Seller that would be applicable to the period after the Closing) to Buyer and for Buyer’s benefit, and (ii) if Seller’s insurance carriers do not permit assignment of such insurance proceeds to Buyer, then Seller shall obtain from its insurance carriers a policy endorsement to each applicable policy pursuant to which Buyer is added as a loss payee as of the Closing Date under each applicable policy.  The provisions of this Section 15(c) shall survive the Closing.

16.                                 REPRESENTATIONS AND WARRANTIES OF BUYER.  Buyer represents and warrants to Seller, which representations and warranties shall be deemed made by Buyer to Seller as of the Effective Date and also as of the Closing Date:

(a)                                  Buyer has the requisite power and authority to purchase the Property as provided in this Contract and to carry out Buyer’s obligations hereunder, and that all requisite action necessary to authorize Buyer to enter into this Contract and to carry out Buyer’s obligations hereunder has been, or on the Closing Date will have been, taken.

(b)                                 No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar laws.

17.                                 ASSIGNMENT.  Except as otherwise provided herein, Buyer may not assign this Contract without Seller’s prior written consent, such consent to be given or denied in Seller’s reasonable discretion.  Notwithstanding the foregoing, Buyer may assign its rights under this Contract, in whole or in part, to (i) any affiliate or direct or indirect subsidiary of Buyer or (ii) any entity in which Buyer, or the principals thereof, have control as defined herein.  Upon any such assignment, the assignor shall be released from its liabilities hereunder provided such assignee assumes the same provided such assignee provides adequate proof of insurance in the amount of not less than $1,000,000 covering the negligence of such assignee and contractual indemnity obligations of such assignee under Section 5(c).  For purposes of this Contract, “affiliate” means, in respect of Buyer: (a) any entity that controls, is controlled by, or is under common control, with the entity in question, or (b) any entity or affiliate thereof that participates in any investment program sponsored by Behringer Harvard Holdings, LLC, or any of its direct or indirect affiliates or subsidiaries.  For purposes of this Contract, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.

18.                                 EFFECTIVE DATE.  The “Effective Date” is the date when an original of this Contract is executed by Seller and by Buyer and such executed original is delivered to the Title Company.

19.                                 EXCHANGE.  Buyer may consummate the acquisition of the Property as part of a like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and, in connection therewith may assign its rights under this Contract to a qualified intermediary.  Seller will reasonably cooperate with Buyer in the Exchange provided that Buyer pays any additional costs that would not otherwise have been incurred by Seller or Buyer had Buyer not consummated its purchase through the Exchange.  The Closing shall not, as a result of the Exchange, be delayed.

20.                                 AUDIT BY BUYER.  Seller acknowledges that Buyer may cause to be prepared audited financial statements with respect to the Property in compliance with the policies of Buyer and certain laws, including applicable regulations promulgated by the Securities and Exchange Commission.  Seller shall use commercially reasonable efforts to cooperate with Buyer’s auditors in the preparation of such audited financial statements (including making available for interview by Buyer and Buyer’s auditors the management personnel of Seller’s property manager who are responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property).  Seller acknowledges that any such audit may require review of records existing for up to three years prior to the date of Closing.  The provisions of this Section 20 shall survive the Closing for a period of 12 months.

21.                                 PUBLICITY.  Seller and Buyer each agrees that (i) prior to the Closing, neither Seller nor Buyer shall issue any press release with respect to the transaction contemplated by this Contract without the prior consent of the other, except to the extent required by applicable law or as may otherwise be permitted pursuant to Section 5(d), and (b) after the Closing, either Seller or Buyer shall have the right to issue a press release or private communication announcing the purchase and sale of the Property and the resulting ownership and control of the Property so long as the release does not, except to the extent required by applicable law or as may otherwise by permitted pursuant to Section 5(d), disclose the economic terms thereof (a “Permitted Release”).  Notwithstanding the foregoing, any press release other than a Permitted Release issued by either Seller or Buyer shall be subject to the review and approval of the other party hereto (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable law or as may otherwise by permitted pursuant to Section 5(d), in which event the review and approval of the other party hereto shall not be required.

22.                                 ENERGY TAX CREDITS AND INCENTIVES.  All tax credits and incentives available as a result of sustainable development or LEED certification of the Property shall be retained by Seller, including the BETC credits from the State of Oregon and cash incentives from Energy Trust.  Buyer agrees (at no cost or expense to Buyer) to reasonably cooperate with Seller’s efforts to obtain the tax credits and incentives, which may include execution of consents or waivers as successor owner of the Property.  The provisions of this Section 22 shall survive the Closing.

23.                                 MISCELLANEOUS.

(a)                                  Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed received: (i) upon receipt when personally delivered; (ii) upon deposit when sent by nationally-recognized overnight courier service, charges prepaid, and properly addressed;  (iii) upon confirmation of successful transmission to each recipient’s facsimile machine when sent by facsimile; or (iv) upon transmission by electronic mail (provided that receipt is confirmed by telephone or in a return electronic mail message sent by the recipient or an assistant thereof); provided, however, notices sent pursuant to Section 10(c) shall not be transmitted by electronic mail.  For purposes of this Section 23(a), the addresses of each party will be that set forth below the signature of such party hereto with a copy to the other addressees set forth below the signature of such party.  Either party may change its address for notice from time to time by delivery of at least ten days prior written notice of such change to the other party hereto in the manner prescribed herein.

(b)                                 The Article and Section headings in this Contract are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits contained in this Contract are references to sections, schedules and exhibits of or to this Contract, (ii) words in the singular include the plural and vice versa, and (iii) words of any gender include each other gender.  Whenever in this Contract, any party is permitted or required to make a decision in its discretion, give its approval, or elect an option, such party shall be entitled to act in its sole and absolute discretion in making such decision, giving such approval, or exercise such option, unless a different standard is expressly provided in the applicable provision hereof.  No provision of this Contract will be interpreted in favor of, or against, any party hereto by reason of the extent to which any such party hereto or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

(c)                                  As used in this Contract the following words or phrases have the following meanings:  (i) “hereby,” “herein,” “hereof,” “hereto,” “hereunder” and words of similar import refer to this Contract as a whole and not to any particular provision hereof; (ii) “include,” “including” or derivatives thereof means “including without limitation”; and (iii) “law” means any statute, regulation, rule, judicial order and any other legal pronouncement having the effect of law.

(d)                                 Seller shall remove the Property from the market upon execution of this Contract and deal exclusively with Buyer until the expiration of the Feasibility Period and thereafter during the term of this Contract.  If Buyer elects to terminate this Contract during the Feasibility Period, or if this Contract otherwise terminates, then the requirement to deal exclusively with Buyer shall no longer apply.

(e)                                  This Contract will be construed under and in accordance with the laws of the State of Oregon, and all obligations of the parties created hereunder are performable in Multnomah County, Oregon.

(f)                                    Any party to this Contract who is the prevailing party in any legal proceeding against the other party brought under or with respect to this Contract or transaction will be additionally entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing party.

(g)                                This Contract will be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.  A document or signature page transmitted by facsimile or circulated by electronic mail shall be binding on any party whose signature appears thereon.

(h)                                 In case any one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision hereof, and this Contract will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

(i)                                    Except for the Inspection Agreement dated November 6, 2009, between Buyer and Seller, this Contract constitutes the sole and only agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter hereof and cannot be changed except by their written consent.

(j)                                     Time is of the essence in the performance of this Contract.

(k)                                 The parties may execute this Contract in one or more identical counterparts, all of which when taken together will constitute one and the same instrument.

(l)                                    Whenever any determination is to be made or action to be taken on a date specified in this Contract, if such date shall fall upon a Saturday, Sunday or holiday observed by federal savings banks in the State of Oregon, the date for such determination or action will be extended to the first business day immediately thereafter.

(m)                               THE REAL PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES.  THE REAL PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND

THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES.  BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007.  BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE REAL PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE(S) FOLLOWS.

EXECUTED on the dates set forth below to be effective as of the Effective Date.

SELLER:

4TH & HARRISON INVESTORS, LLC,
an Oregon limited liability company

By:	4th & Harrison Development, LLC,
an Oregon limited liability company,
its manager

	By:	/s/ Kelly Saito
	Name:	Kelly Saito
	Title:	Manager

	Date signed:	November 17, 2009

Address:

4th & Harrison Investors, LLC
c/o Gerding Edlen Development
1120 NW Couch Street, Suite 600
Portland, Oregon 97209
Attention: Mark Edlen
Telephone: 593-299-6000
Facsimile: 503-299-6703
Email: mark.edlen@gerdingedlen.com

with a copy to:

Dunn Carney Allen Higgins & Tongue LLP
851 SW Sixth Avenue, Suite 1500
Pacific First Center
Portland, Oregon 97204
Attention: Gilbert E. Parker
Telephone: 503-306-5315
Facsimile: 503-224-7324
Email: gparkner@dunncarney.com

BUYER:

BEHRINGER HARVARD MULTIFAMILY OP I LP,
a Delaware limited partnership

By:	BHMF, Inc.,
a Delaware corporation,
its general partner

	By:	/s/ Robert T. Poynter
	Name:	Robert T. Poynter
	Title:	Vice President

	Date signed:	November 16, 2009

Address:

Behringer Harvard Multifamily OP I LP
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attention: Mark T. Alfieri
Telephone: 214-655-1600
Facsimile: 214-655-1610
Email: malfieri@behringerharvard.com

with a copy to:

Miller, Egan, Molter & Nelson LLP
4514 Cole Avenue, Suite 1250
Dallas, Texas 75205
Attention: Walter D. Miller
Telephone: 214-628-9502
Facsimile: 214-628-9505
Email: walt.miller@MillerEgan.com

TITLE COMPANY:

Receipt of $1,500,000 Earnest Money is acknowledged in the form of wire transfer of Immediately Available Funds. The undersigned agrees to execute the Escrow Agreement at Closing.

PARTNERS TITLE COMPANY

By:	/s/ Carol Gonzales
Name:	Carol Gonzales
Title:	Escrow Officer

Date signed: November 20, 2009

EXHIBITS:

A – Description of the Land

B – Statutory Special Warranty Deed

C – Bill of Sale

D – Assignment and Assumption Agreement

E – Assignment of Tenant Leases and Assumption

F – Tenant Notice Letter

G – Survey Certification

H – Tenant Estoppel

I – Lease Guidelines

J – Escrow Agreement

SCHEDULES:

1(e) – Excluded Property

5(e) – Non-Terminable Contracts

4(b)(vii)(2) – Additional Occupancy Agreements